Exhibit 99.1

For Information, Contact:

Jeff Unger

Vice President of Investor Relations

Casual Male Retail Group, Inc.

561-482-9715

Andrew Bard

Weber Shandwick

212-445-8368

CASUAL MALE RETAIL GROUP, INC. REPORTS SALES AND OPERATING RESULTS

FOR THE THIRD QUARTER AND FIRST NINE MONTHS OF FISCAL 2008

CANTON, MA, (November 20, 2008) — Casual Male Retail Group, Inc. (NASDAQ: “CMRG”), retail brand operator of Casual Male XL, Rochester Clothing, B&T Factory Direct, LivingXL and ShoesXL, announced today its sales and operating results for the third quarter and first nine months of fiscal 2008.

Comparable sales decreased 5.3% and 2.2% for the thirteen week and thirty-nine week periods ended November 1, 2008, respectively, when compared to the same periods of the prior year. For the third quarter of fiscal 2008, total sales decreased by 5.7% to $100.0 million as compared to $106.1 million for the third quarter of fiscal 2007. For the first nine months of fiscal 2008, total sales decreased 2.8% to $321.1 million as compared to $330.3 million for the same period in the prior year.

For the third quarter of fiscal 2008, the Company had a net loss of $3.2 million, or $0.08 per diluted share, compared to net loss for the third quarter of fiscal 2007 of $3.8 million, or $0.09 per diluted share. For the first nine months of fiscal 2008, the net loss was $1.2 million, or $0.03 per diluted share, as compared to a net loss of $0.2 million, or $0.01 per diluted share for the first nine months of fiscal 2007. Results for the three and nine months ended November 3, 2007 include a loss from discontinued operations of $2.0 million, or $0.05 per diluted share, and $2.8 million, or $0.07 per diluted share, respectively.

“The Company is keenly focused on managing its cash flow and maintaining a strong and liquid balance sheet. At the end of the third quarter, the Company’s inventory levels are close to 7% lower than last year and its capital expenditures have dropped by more than 40% from last year. In addition, the Company has reduced its debt by $12 million from last year and is maintaining strong liquidity, which currently approximates $47 million, under our credit facility maturing in 2011. In addition, we expect significant debt reductions in the fourth quarter as well as in 2009, further strengthening our liquidity position,” stated Dennis Hernreich, Executive Vice President, Chief Operating Officer and Chief Financial Officer.

2008 Guidance and Highlights

Through the second quarter of fiscal 2008, the Company provided earnings guidance for fiscal 2008. However, due to the current economic conditions and overall volatility of the markets, the Company finds it difficult to predict our traffic and sales trends with a reasonable degree of certainty to provide a revised earnings guidance, and therefore will not provide revised earnings guidance for the fourth quarter and fiscal year 2008.

Investors are invited to listen to a broadcast of the Company’s conference call to discuss its third quarter and first nine months of fiscal 2008 earnings results. The conference call will broadcast live today, Thursday, November 20, 2008 at 9:00 a.m. Eastern Time at www.casualmalexl.com and then click on the investor relations icon. The call will be archived online within one hour after its completion. Participating in the call will be David Levin, President and Chief Executive Officer, and Dennis Hernreich, Executive Vice President, Chief Operating Officer and Chief Financial Officer.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Casual Male Retail Group, Inc., the largest retailer of big and tall men’s apparel with operations throughout the United States, Canada and London, England, operates 473 Casual Male XL retail and outlet stores, 27 Rochester Clothing stores, and direct to consumer businesses which include several catalogs and e-commerce sites. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the NASDAQ Global Market under the symbol “CMRG.”

Certain information contained in this press release constitutes forward-looking statements under the federal securities laws. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the overall retail environment and the Company’s strategic plans and the effect of such plans on the Company’s financial results. The Company’s actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 26, 2008, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

[tables to follow]

CASUAL MALE RETAIL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	For the three months ended		For the nine months ended
	November 1, 2008	November 3, 2007	November 1, 2008	November 3, 2007
Sales	$100,009	$106,097	$321,126	$330,257
Cost of goods sold including occupancy costs	57,796	59,567	179,236	180,273

Gross profit	42,213	46,530	141,890	149,984

Expenses:
Selling, general and administrative	42,742	44,002	129,547	130,219
Depreciation and amortization	4,144	4,470	12,419	12,688

Total expenses	46,886	48,472	141,966	142,907

Operating income (loss)	(4,673)	(1,942)	(76)	7,077

Other income, net	134	99	396	374
Interest expense, net	(798)	(1,254)	(2,352)	(3,130)

Income (loss) from continuing operations before income taxes	(5,337)	(3,097)	(2,032)	4,321

Provision (benefit) for income taxes	(2,135)	(1,239)	(813)	1,726

Income (loss) from continuing operations	(3,202)	(1,858)	(1,219)	2,595

Loss from discontinued operations, net of taxes	—	(1,963)	—	(2,818)

Net income (loss)	$(3,202)	$(3,821)	$(1,219)	$(223)

Net income (loss) per share - basic
Income (loss) from continuing operations	$(0.08)	$(0.04)	$(0.03)	$0.06
Loss from discontinued operations	$0.00	$(0.05)	$0.00	$(0.07)

Net income (loss) per share - basic	$(0.08)	$(0.09)	$(0.03)	$(0.01)
Net income (loss) per share - diluted
Income (loss) from continuing operations	$(0.08)	$(0.04)	$(0.03)	$0.06
Loss from discontinued operations	$0.00	$(0.05)	$0.00	$(0.07)

Net income (loss) per share - diluted	$(0.08)	$(0.09)	$(0.03)	$(0.01)

Weighted-average number of common shares outstanding:
Basic	41,414	41,672	41,403	41,823
Diluted	41,414	41,672	41,403	41,823

CASUAL MALE RETAIL GROUP, INC.

CONDENSED BALANCE SHEETS

November 1, 2008 and February 2, 2008

(In thousands)

	November 1, 2008	February 2, 2008
ASSETS

Cash and investments	$5,848	$5,293
Inventories	130,327	117,787
Other current assets	14,217	14,316
Deferred income taxes	28,904	28,617
Property and equipment, net	59,436	62,156
Goodwill and other intangibles	99,047	95,851
Other assets	1,149	1,341

Total assets	$338,928	$325,361

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable, accrued expenses and other liabilities	$66,980	$65,080
Notes payable	57,873	40,978
Long-term debt, net of current portion	8,794	12,450
Deferred gain, net of current portion	23,813	24,912
Stockholders’ equity	181,468	181,941

Total liabilities and stockholders’ equity	$338,928	$325,361